Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated combined financial information of Third Coast Bancshares, Inc. (“Third Coast”) as of and for the year ended December 31, 2025, is presented to show the impact on Third Coast’s historical financial position and results of operations of:

•	the merger; and

•

the issuance of common stock, par value $1.00 per share, of Third Coast (“Third Coast common stock”) to Keystone Bancshares, Inc. (“Keystone”) shareholders and the cash consideration to be paid to Keystone shareholders in connection with the merger.

As a result of the merger, Keystone shareholders were entitled to receive, for each outstanding share of common stock, par value $1.00 per share, of Keystone, (i) 0.45925 shares (the “exchange ratio”) of Third Coast common stock or (ii) without interest, an amount of cash equal to the product of (a) the exchange ratio, multiplied by (b) the volume-weighted average price per share of Third Coast common stock for a 20 trading day period, starting with the opening of trading on the 21st trading day prior to the calculation date (defined as the close of business on the fifth business day immediately preceding the closing date of the merger, or such other date as mutually agreed to by the parties to the merger agreement) to the closing of trading on the day prior to the calculation date, rounded to the nearest cent, as reported by Bloomberg Finance L.P. (such amount of cash, the “Cash Election Consideration”), at the election of the Keystone shareholders, subject to downward adjustment of the exchange ratio as described in the merger agreement. The calculation of the aggregate merger consideration assumes that Keystone shareholders elected to receive aggregate Cash Election Consideration of $20,000,000 and that no downward adjustment was made as described in the merger agreement. In addition, the unaudited pro forma condensed consolidated combined financial information and explanatory notes are based upon the following assumptions:

•	a closing price of Third Coast common stock of $38.01, which was the closing price of Third Coast common stock on December 31, 2025; and

•

the sum of Keystone’s capital, surplus and retained earnings accounts less all intangible assets, calculated as of the calculation date and in accordance with generally accepted accounting principles of the United States consistently applied, and adjusted to reflect the payment of or accrual for all Keystone Merger Costs (as defined in the merger agreement) on an after-tax basis to the extent deducible for tax purposes equaled or exceeded $94,576,000.

The unaudited Pro Forma Condensed Consolidated Combined Balance Sheet reflects the historical position of Third Coast and Keystone as of December 31, 2025, with pro forma adjustments based on the assumption that the merger was completed on December 31, 2025. The pro forma adjustments are based on the acquisition method of accounting. The unaudited Pro Forma Condensed Consolidated Combined Statements of Income assume that the merger was completed on January 1, 2025. The adjustments are based on information available and certain assumptions that Third Coast believes are reasonable. The pro forma does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, one-time earnings impact of mergers costs and provisioning, or asset dispositions among other factors. The final allocation of the purchase price for Keystone between shareholders’ equity and goodwill will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Keystone’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of Keystone will change the amount of the purchase price allocable to goodwill. Further, changes that would affect shareholders’ equity at Keystone, such as net income from December 31, 2025 through the date the merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be different from the unaudited pro forma adjustments presented in this filing.

The following unaudited pro forma condensed consolidated combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Third Coast and the related notes included in Third Coast’s Annual Report on Form 10-K for the year ended December 31, 2025, and (ii) the historical audited consolidated financial statements of Keystone and the related notes included in Exhibit 99.1 to this Form 8-K.

The unaudited pro forma condensed consolidated combined financial information is intended for illustrative purposes only and is not necessarily indicative of the actual financial position or actual operating results of the combined company or of the financial position or operating results of the combined company that would have occurred had the merger been in effect as of the date or for the periods presented.

Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet

As of December 31, 2025

(Dollars in thousands)

	Third Coast Historical	Keystone Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS	(Audited)	(Audited)	(unaudited)		(unaudited)
Cash and cash equivalents:
Cash and due from banks	$175,202	$102,135	$(30,774)	a	$246,563
Federal funds sold	6,027	1,180	—		7,207

Total cash and cash equivalents	181,229	103,315	(30,774)		253,770
Interest bearing time deposits in other banks	267	—	—		267
Investment securities available-for-sale	383,192	73,563	—		456,755
Investment securities held-to-maturity	192,008	—	—		192,008
Loans, net of unearned income	4,394,751	814,886	(3,618)	b	5,206,019
Allowance for loan losses	(43,949)	(7,842)	3,412	c	(48,379)
Accrued interest receivable	29,236	3,629	—		32,865
Premises and equipment, net	24,789	6,053	—		30,842
Bank-owned life insurance	76,357	—	—		76,357
Non-marketable equity securities, at cost	16,424	5,195	—		21,619
Deferred tax asset, net	6,450	2,167	(2,570)	e	6,047
Derivative assets	2,544	—	—		2,544
Right-of-use asset - operating leases	17,066	6,944	—		24,010
Goodwill and other intangible assets	18,680	6,576	24,785	d	50,041
Other assets	41,715	4,076	—		45,791

Total assets	$5,340,759	$1,018,562	$(8,765)		$6,350,556

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing	$495,000	$151,592	—		$646,592
Interest bearing	4,131,888	712,839	388	f	4,845,115

Total deposits	4,626,888	864,431	388		5,491,707
Accrued interest payable	5,957	751	—		6,708
Derivative liabilities	3,142	—	—		3,142
Lease liability - operating leases	18,130	7,780	—		25,910
Other liabilities	36,775	1,292	—		38,067
FHLB advances	—	40,000	—		40,000
Line of credit - Senior Debt	37,875	—	—		37,875
Note payable - Subordinated Debentures, net	80,965	—	—		80,965

Total liabilities	4,809,732	914,254	388		5,724,374
Shareholders’ equity:
Preferred stock	66,160	—	—		66,160
Common stock	13,970	6,700	(4,152)	g	16,518
Retained earning/Surplus	441,076	100,415	(7,808)	h	533,683
Accumulated other comprehensive income	10,920	(2,757)	2,757		10,920
Treasury stock: at cost	(1,099)	(50)	50		(1,099)

Total shareholders’ equity	531,027	104,308	(9,153)		626,182

Total liabilities and shareholders’ equity	$5,340,759	$1,018,562	$(8,765)		$6,350,556

Unaudited Pro Forma Condensed Consolidated Combined Statement of Income

For the Year Ended December 31, 2025

(Dollars in thousands, except per share amounts)

	Third Coast Historical	Keystone Historical	Pro Forma Adjustments		Pro Forma Combined
Interest income:
Loans, including fees	$316,215	$56,549	$157	aa	$372,921
Investment securities available-for-sale	23,951	2,797	1,152	bb	27,900
Investment securities held-to-maturity	7,170	—	—		7,170
Federal funds sold and other	6,694	4,367	—		11,061

Total interest income	354,030	63,713	1,309		419,052
Interest expense:
Deposit accounts	150,321	26,389	—	cc	176,710
FHLB advances and other borrowings	8,492	2,002	—		10,494

Total interest expense	158,813	28,391	—		187,204

Net interest income	195,217	35,322	1,309		231,848
Provision for credit losses	7,588	5,572	—		13,160

Net interest income after provision for credit losses	187,629	29,750	1,309		218,688
Noninterest income:
Service charges and fees	10,759	480	—		11,239
Earnings on bank-owned life insurance	3,017	—	—		3,017
Loss on sale of investment securities available-for-sale	(610)	—	—		(610)
Gain on sales of SBA loans	74	—	—		74
Gain on sale of loans	—	321	—		321
Other	413	859	—		1,272

Total noninterest income	13,653	1,660	—		15,313
Noninterest expense:
Salaries and employee benefits	77,189	12,748	—		89,937
Occupancy and equipment expense	11,323	2,591	—		13,914
Legal and professional	7,462	1,315	—		8,777
Data processing and network expense	4,572	1,469	—		6,041
Regulatory assessments	4,833	795	—		5,628
Advertising and marketing	2,144	280	—		2,424
Software purchases and maintenance	4,569	1,049	—		5,618
Loan operations and other real estate owned expense	1,134	—	—		1,134
Telephone and communications	550	—	—		550
Other	4,761	2,878	1,283	dd	8,922

Total noninterest expense	118,537	23,125	1,283		142,945

Net income before income tax expense	82,745	8,285	26		91,056
Income tax expense	16,454	2,040	5	ee	18,499

Net income	66,291	6,245	21		72,557
Preferred stock dividends declared	4,750	—	—		4,750

Net income available to common shareholders	$61,541	$6,245	$21		$67,807

Earnings per common share:
Basic earnings per share	$4.45				$4.01

Diluted earnings per share	$3.79				$3.29

Notes to Unaudited Pro Forma Condensed Consolidated Combined Financial Information

The following pro forma adjustments have been reflected in the unaudited pro forma condensed consolidated combined financial information. All adjustments are based on current assumptions and valuations which are subject to change.

Keystone financial information includes immaterial reclassifications to align with Third Coast financial reporting.

(a)

This adjustment includes the cash portion of the merger consideration of $20 million and estimated pre-tax direct-incremental merger and stock issuance costs of $13.0 million ($10.8 million, after-tax).

(b)

This adjustment represents the fair value adjustments on loans. The purchase accounting adjustment for the acquired loan portfolio is comprised of approximately $3.0 million of credit adjustments for non-purchase credit deteriorated (“PCD”) assets and $588,000 of interest-rate adjustments.

(c)

This adjustment represents the elimination of Keystone’s allowance for credit losses as part of the purchase accounting transactions, offset by the creation of a $4.4 million credit adjustment on acquired PCD assets.

(d)	This adjustment represents the purchase price allocation for the merger, calculated as follows:

(Dollars in thousands)
Issue 2,547,937 Third Coast shares valued at the closing price for Third Coast common stock on December 31, 2025	$99,237
Cash merger consideration, including cash in lieu of fractional shares	20,005

Total purchase price	119,242
Keystone’s equity at book value	(91,840)
Allocated to loan fair value, less Keystone’s ending allowance	206
Allocated to core deposit intangibles	(12,830)
Allocated to time deposit fair value	388
Allocated to debt	—
Allocated to net deferred tax assets	2,570

Estimated goodwill from transaction	$17,735

Keystone beginning goodwill balance	$(5,780)

Net goodwill adjustment	$11,955

Allocated to core deposit intangibles	12,830
Keystone beginning core deposit intangible	(796)

Goodwill and other intangible assets adjustment	$23,989

(e)	This adjustment represents the impact on deferred income taxes and income tax benefits created in the accounting for the transaction, calculated as follows:

(Dollars in thousands)
Loan fair value adjustments	$206
Core deposit intangibles	(12,830)
Deposits fair value adjustments	388
Debt fair value adjustments	—

Subtotal of fair value adjustments	(12,236)

Calculated deferred taxes at an estimated rate of 21%	(2,570)

S Corp to C Corp adjustment at an estimated rate of 21%	—

Total deferred taxes adjustment	$(2,570)

Tax effect of merger expenses (item (a) above)	—
Tax effect of creation of Allowance for Credit Losses on non-PCD assets	—

Total Other asset adjustment	$(2,570)

(f)	This adjustment reflects interest-bearing time deposits at their estimated fair values.
(g)

This adjustment represents the elimination of the historical common stock of Keystone, net of the issuance of 2,547,937 shares of Third Coast common stock to shareholders of Keystone. Value of the shares issued is based on the closing price for Third Coast common stock on December 31, 2025.

(h)

This adjustment represents the elimination of the historical Retained earnings/surplus of Keystone, net of after-tax merger expenses and cost of the creation of the allowance for credit losses on non-PCD assets.

(Dollars in thousands)		For the Year Ended December 31, 2025
(aa)	Adjustment to loan interest income to reflect accretion of loan discount from interest rate fair value adjustments sum of the years digits over an estimated 5.0 years.	$157
(bb)	Adjustment to security interest income to reflect accretion of discount over an expected 3.0 years.	$1,152
(cc)	Adjustment to deposit interest expense to reflect the amortization of the time deposit interest rate fair value mark over and estimated 0.75 years.	$—
(dd)	Adjustment to reflect amortization of the acquired Core Deposit Intangible straight line over 10 years.	$1,283
(ee)	Adjustment to reflect income taxes on proforma adjustments at an estimated rate of approximately 21%	$5